SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Definitive Revised Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             CareMatrix Corporation
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0.11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                               [CareMatrix Logo]

                               197 First Avenue
                          Needham, Massachusetts 02194

                                 ------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JUNE 22, 1998

                                 ------------

     The Annual Meeting of Stockholders of CareMatrix Corporation (the "Company") will be held on Monday, June 22, 1998 at 10:00 a.m. at the Company's principal executive offices located at 197 First Avenue, Needham, Massachusetts, for the following purposes:

   1. To elect the members of the Board of Directors who shall hold office until the 1999 annual meeting of stockholders and thereafter until their successors are duly elected and qualified.

   2. To consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan.

   3. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 30, 1998 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.



                                          By Order of the Board of Directors

                                          James M. Clary, III
                                          Secretary


Needham, Massachusetts
May 13, 1998








 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                               [CareMatrix Logo]

                             CareMatrix Corporation
                               197 First Avenue
                               Needham, MA 02194
                                 ------------

                                PROXY STATEMENT

                                 ------------
                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 22, 1998

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of CareMatrix Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, June 22, 1998 at 10:00 a.m., at the Company's principal executive offices at 197 First Avenue, Needham, Massachusetts, and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes stated in the accompanying Notice of Meeting. Action will be taken at the Annual Meeting to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified and to consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan.

     Any stockholder giving a proxy retains the power to revoke such proxy at any time prior to its being voted by (i) delivering a written revocation to the Secretary of the Company, (ii) by executing and returning to the Company a proxy bearing a later date, or (iii) by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. If the proxy is properly executed and is not revoked, it will be voted at the Annual Meeting in the manner specified. If no instructions are specified, the shares represented by the proxy will be voted "for" the election of the nominees for directors named herein and "for" the approval of Item 2 in the Notice of Meeting.

     The Company mailed this Proxy Statement and the related form of proxy on or about May 13, 1998 to its stockholders of record at the close of business on April 30, 1998.

                               VOTING SECURITIES

     The holders of record of shares of the Company's Common Stock, $.05 par value per share (the "Common Stock"), and Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), at the close of business on April 30, 1998 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 17,592,839 shares of Common Stock and 17,300 shares of Series A Preferred Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock and/or Series A Preferred Stock held of record on said date. A majority of issued and outstanding shares of Common Stock, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business.


     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote thereon. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Approval of Item 2, amendment of the 1996 Equity Incentive Plan, requires a majority of the votes so cast. Where proxies are marked as abstentions (or stockholders appear in person but abstain from voting) with respect to Item 2, such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as voted for purposes of determining the approval of Item 2. Accordingly, abstentions will have the effect of a vote against the approval of the amendment to the 1996 Equity Incentive Plan. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter for purposes of determining the presence of a quorum.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of not less than one nor more than 10 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at eight; however, the By-laws provide that, within the limits specified above, the number of directors may at any time be increased or decreased by the vote of the Board.

     The nominees for election to the Board of Directors consist of Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai. The nominees were nominated by the Board of Directors. If elected, the nominees will serve as directors until the 1999 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.


Nominees for Election

     Each of the following directors has been nominated for election at the Annual Meeting:


     Abraham D. Gosman, age 69, has served as Chairman of the Board of Directors of the Company since October 1996. In addition, he has served as Chairman of the Board of Meditrust and its successor Meditrust Corporation, the nation's largest healthcare real estate investment trust, since its inception in 1985 and was its Chief Executive Officer from 1985 to November 1997. Mr. Gosman has also served as the Chairman, Chief Executive Officer and Treasurer of Meditrust Operating Company since November 1997. He has also served since 1996 as the Chairman of the Board of Directors and Chief Executive Officer of PhyMatrix Corp. ("PhyMatrix"), a publicly-traded physician practice management company. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc.


     Andrew D. Gosman, age 32, has served as President of the Company since August 1997 and as a director of the Company since October 1996. He served as Vice Chairman of the Board of Directors and Executive Vice President of the Company from October 1996 to August 1997. From January to October 1996, he served alternatively as President and Executive Vice President of a group of privately-owned corporations (the "CareMatrix Affiliates") which merged with and into the Company on October 4, 1996. Previously, he served as Executive Vice President of Development for Continuum Care Corporation ("Continuum") from June 1994 to January 1996. He has also served as a Vice President of AMA Funding Corporation and AMA Venture Corporation, two closely held investment and development concerns, since March 1992.

     Michael M. Gosman, age 35, has served as Vice Chairman of the Board of Directors since August 1997 and as Executive Vice President--Acquisition and Development of the Company since October 1996. He has served as a director of the Company since October 1996 and was Executive Vice President--Assisted Living of the CareMatrix Affiliates from January to October 1996. Previously, he served as the Executive Vice President of Finance and Administration for Continuum from June 1994 to January 1996. From January 1990 to June 1993, he served as the Director of Special Projects for Diamond Health Group, Inc. where he was responsible for organizing financing packages and structuring acquisitions.

     Donald J. Amaral, age 45, has served as a director of the Company since October 1996. Mr. Amaral has served as Chairman and Chief Executive Officer of Coram HealthCare Corp. ("Coram") since June 1997 and served as director, President and Chief Executive Officer of Coram from October 1995 to June 1997. Previously, he was President and Chief Operating Officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Prior to joining Summit, Mr. Amaral was President and Chief Operating Officer of Mediplex from 1986 until October 1989. Mr. Amaral is also a member of the Board of Directors of Meditrust Corporation and Meditrust Operating Company.

     H. Loy Anderson, Jr., age 54, has served as a director of the Company since October 1996. He has served as President, Chief Executive Officer and a director of Palm Beach National Bank & Trust Company since June 1990.

     Rev. Bedros Baharian, age 82, has served as a director of the Company since October 1996. Rev. Baharian is a consultant and private investor. He has also served as a member of the Board of Directors of FACT Retirement Services, a not-for-profit owner and manager of continuing retirement communities in California since 1990 and was its Chairman from 1994 to 1998. He served as Chairman of the Board of Teachers Assistance Life Care Centers, Inc. from 1990 to 1993 and as a board member of Casa de las Campanas from 1990 to 1994. He is a founder and past president of the New England Elderly Housing Association.

     Robert Cataldo, age 73, has served as a director of the Company since June 1997 and has been President of Sheldon Corporation, a health care and real estate consulting firm since July 1983.

     Stephen E. Ronai, age 61, has served as a director of the Company since October 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. From 1989 to 1995, he served as a member of the Board of Directors of the National Health Lawyers Association. Mr. Ronai also serves as a director of PhyMatrix Corp., is a member of the Committee on Government of the Connecticut Hospital Association and is a Director of Church Homes, Inc., which owns and manages retirement communities, nursing facilities and assisted living facilities in Connecticut.


Additional Information Regarding the Board of Directors

     The Board of Directors held six meetings during 1997. In addition to the full Board of Directors, the Board of Directors has authorized the following committees:

     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Andrew D. Gosman, Michael M. Gosman, Donald J. Amaral and Rev. Bedros Baharian. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive Committee held two meetings during 1997.

     Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian and Robert Cataldo, all of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held three meetings during 1997.

     Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. There are no interlocks among the members of the Compensation Committee. The Compensation Committee held two meetings during 1997.

     Family Relationships. Andrew D. Gosman and Michael M. Gosman are sons of Abraham D. Gosman. No other family relationship exists among the Company's directors or executive officers.

     Compensation of Directors. Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for telephonic meetings. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

     Pursuant to the Company's 1995 Non-qualified Stock Option Plan for Non-employee Directors (the "1995 Plan") entitles each non-employee director to a grant of a non-qualified stock option to purchase 1,200 shares of the Company's Common Stock at an exercise price equal to the higher of the average high and low and trade prices and the closing price of the Common Stock on the date of grant. Pursuant to the 1995 Plan, the date of grant is the first Friday following the annual meeting of stockholders at which such individual is elected or re-elected. Additionally, pursuant to the Company's 1996 Equity Incentive Plan, each non-employee director was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $28.625 per share (the fair market value of the Common Stock on the date of grant) vesting in equal increments over three years beginning December 8, 1998.

     Section 16 Compliance. During the 1997 reporting period, Robert Cataldo filed one late Form 3 reporting one transaction.

                                  MANAGEMENT

Executive Officers

     Executive Officers are appointed by and serve at the discretion of the Board of Directors. The following is a biographical summary of the experience of the executive officers of the Company who have not been nominated to serve as directors of the Company.

     Robert M. Kaufman, age 49, has served as Chief Executive Officer of the Company since August 1997. He served as President of the Company from October 1996 to August 1997 and as President of the CareMatrix Affiliates from July 1996 to October 1996. Mr. Kaufman spent from 1972 until July 1996 with Coopers & Lybrand L.L.P., the last 15 years as a partner, specializing in the for-profit healthcare, real estate and retail/consumer products industries. Mr. Kaufman has significant experience advising companies in the long-term care, senior housing and physician practice sectors in such areas as business and strategic planning, deal negotiations and structure, public and private financing, real estate development and management. In addition, he has been a member of Coopers & Lybrand's mergers and acquisitions group and served on their Board of Partners, the Firm's nationally elected oversight committee.

     James M. Clary, III, age 36, has served as Executive Vice President, General Counsel and Secretary of the Company since October 1996. Previously, he served as Executive Vice President, General Counsel and Secretary of the CareMatrix Affiliates from December 1995 to October 1996 and as Legal Counsel and Senior Vice President for Continuum Care Corporation. Since January 1996, Mr. Clary has also served as General Counsel to Chancellor Senior Housing Group, Inc. and Senior Legal Advisor to PhyMatrix Corp. From June 1993 to August 1994, he served as Associate Counsel to Meditrust. Prior to joining Meditrust, Mr. Clary was a Senior Associate with the Boston law firm of Choate, Hall & Stewart, from December 1991 to June 1993, and the Boston law firm of Nutter, McClennen & Fish, LLP from October 1987 to December 1991, where he specialized in the areas of real estate, health care and corporate law.

     Harold E. Nash, III, age 44, has served as Executive Vice President of Construction/Planning and Zoning of the Company since October 1996. Previously, he served as Executive Vice President of the CareMatrix Affiliates from August 1996 until October 1996. From 1991 through March 1996, Mr. Nash served as Vice President of Suffolk Construction Company, Inc., with primary responsibility as Director of Design Build Services and Pre-Construction Services. Prior to joining Suffolk Construction Company, Mr. Nash was a Vice President of two diversified development companies from 1984 to 1991.

     Michael J. Zaccaro, age 40, has served as Executive Vice President of Operations of the Company since October 1996. Previously, he served as Senior Vice President of the CareMatrix Affiliates from December 1995 until October 1996. From 1990 to 1995, Mr. Zaccaro served as a Senior Vice President of Continuum and of GWZ Development Corp. Prior to 1990, he was a founder of Athena Health Care Associates and served as its President from 1983 to 1990.

     Marc H. Benson, age 41, has served as Chief Operating Officer of the Company since October 1996. Previously, he served as Chief Operating Officer of the CareMatrix Affiliates from August 1996 until October 1996. From September 1995 to July 1996, he served as a Vice President/Director of Operations for ManorCare, Inc.'s southeast district where he had primary operating responsibility for ManorCare, Inc.'s assisted living and Alzheimer's facilities in the southeastern portion of the United States. Prior to joining ManorCare, Inc., Mr. Benson served as Director of Operations for Beverly Enterprises where he managed senior housing, assisted living, skilled nursing and home health care centers in seven states from 1992 to September 1995. He served as Director of Finance of the Retirement Living Division Beverly Enterprises from 1990 to 1992.

                            EXECUTIVE COMPENSATION

     The following summary compensation table shows compensation information for the last three completed fiscal years for the Company's current Chief Executive Officer, Robert M. Kaufman, and certain other current and former executive officers of the Company (collectively, the "Named Executive Officers"). With the exception of Michael J. Doyle, none of the Named Executive Officers was employed by the Company prior to October 1996 or had annual salary and bonus payments from the Company equal to or succeeding $100,000 prior to such date.

                                                Annual          Long Term
                                             Compensation      Compensation
                                            --------------   ---------------
                                                                Securities
                                                                Underlying         All Other
Name                                Year      Salary ($)         Options        Compensation ($)
--------------------------------   ------   --------------   ---------------   -----------------
Robert M. Kaufman(1) ...........   1997         255,400          100,000                174
Chief Executive Officer            1996          63,850           50,000                 44
James M. Clary, III(1) .........   1997         246,600          100,000                 66
Executive Vice President           1996          61,650           50,000                 17
and General Counsel
Harold E. Nash, III(1) .........   1997         232,800           80,000                102
Executive Vice President           1996          58,200           35,000                 26
Michael J. Zaccaro(1) ..........   1997         207,800           60,000                 66
Executive Vice President           1996          51,950               --                 17
Marc H. Benson(1) ..............   1997         206,600           70,000                102
Chief Operating Officer            1996          49,567           26,200                 26
Michael J. Doyle(2) ............   1997         152,304               --            265,647(3)
Chief Executive Officer            1996         191,450          100,000                   (4)
                                   1995         157,500           10,000                   (4)
James Sherman(1)(5) ............   1997         256,600           35,000(6)             288
Senior Vice President              1996          64,250           30,000(6)              72

------------
(1) Messrs. Kaufman, Clary, Nash, Zaccaro, Benson and Sherman did not commence their employment with the Company until October 4, 1996, and therefore, compensation shown for 1996 reflects only such portion of fiscal 1996.

(2) Mr. Doyle served as Chief Executive Officer of the Company until July 30, 1997, at which time he resigned from the Company.

(3) Consists of the first installment payment under Mr. Doyle's Resignation Agreement and is approximately equal to approximately one-half of the present value of the remaining salary and benefits payable under his employment agreement as of July 30, 1997. See "-- Termination Agreements" below.

(4) Mr. Doyle was entitled to receive approximately $624 of premiums on a life insurance policy for a beneficiary designated by Mr. Doyle.

(5) Mr. Sherman resigned from the Company effective December 31, 1997.

(6) Mr. Sherman's option to purchase such shares, to the extent unexercised, terminated on March 1, 1998, 60 days following the effective date of his resignation.

Employment Agreements

     The Company currently has an employment agreement with Marc H. Benson, the Company's Chief Operating Officer, providing for an initial employment term ending August 1999 and continuing thereafter on a year-to-year basis, subject to the Company's or Mr. Benson's election not to renew. The agreement provides for an initial annual base salary of $175,000, bonus compensation granted in the sole discretion of the Company, a monthly car allowance of $550 and a grant of options to purchase 26,200 shares of Common Stock vesting in equal increments over three years beginning in October 1997. The exercise price for such options is $15.00 per share. Mr. Benson's agreement may be terminated by the Company without cause upon written notice or by Mr. Benson in the event of a failure of the Company to substantially perform its duties under the agreement. Upon any such termination, Mr. Benson would be entitled to receive his salary payments for the twelve months following such termination.

     During 1997, the Company and James F. Sherman, the Company's former Senior Vice President of Finance, were parties to an employment agreement which was terminated by mutual agreement of the parties effective December 31, 1997. Pursuant to the agreement, Mr. Sherman was entitled to an annual salary of $250,000, a monthly car allowance of $550 and options to purchase 30,000 shares of Common Stock at an exercise price of $15.00 per share, vesting in equal increments over three years from October 1996.

     During 1997, the Company and Michael J. Doyle, the Company's former Chief Executive Officer, were parties to an employment agreement which was terminated on July 30, 1997. Prior to its termination, the agreement provided for an annual base salary of $250,000, bonus compensation to be determined by the Board of Directors of the Company in its sole discretion, restrictions against competition with the Company, an automobile allowance of $10,000 per annum and payment of premiums on a life insurance policy in the amount of $500,000 for a beneficiary to be designated by Mr. Doyle. Mr. Doyle's employment agreement provided that if his employment terminated within a 24-month period following the occurrence of certain changes in control because, among other events, either (a) his employment is not renewed by the Company, (b) his employment is involuntarily terminated other than for cause as of a date prior to the end of the initial term or any renewal term or (c) a change in his duties occurs, he would be entitled to receive a lump sum severance payment within 30 days after ceasing to be employed equal to 2.99 times the average yearly total compensation (consisting of base salary and any cash bonus) payable with respect to the previous five full calendar years.


Termination Agreements

     As noted above, Mr. Doyle resigned as an officer and employee of the Company effective July 30, 1997. Under Mr. Doyle's Resignation Agreement, the Company (i) has made lump sum severance payments to Mr. Doyle in the aggregate amount of approximately $536,000 (equal to the present value of the remaining salary and benefits payable under his employment agreement as of July 30,
1997), less applicable tax withholdings and insurance contributions and (ii) will provide family health insurance through October 4, 1999 or such date on which Mr. Doyle finds new employment providing corporate coverage. The agreement also provided for the extension of the period during which Mr. Doyle may exercise his non-qualified options to October 4, 1999.


Stock Option Plans

     Restated 1991 Combination Stock Option Plan.

     The Company's Restated 1991 Combination Stock Option Plan, as amended and restated to date (the "1991 Plan"), was adopted initially in October 1991 and has been amended several times subsequently, most recently in order to limit the number of shares of Common Stock available for issuance to any participant in any one year to 120,000 shares and change the composition of the Compensation Committee, among other things. The number of shares currently reserved for issuance under the 1991 Plan is 400,000. The purpose of the 1991 Plan is to provide long-term incentives and rewards to the Company's key employees, officers, directors and others in a position to contribute to the success of the Company.


   1995 Non-Qualified Stock Option Plan.

     Directors who are not also employees of the Company are eligible to participate in the Company's 1995 Non-Qualified Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, each non-employee director, upon becoming a director, is automatically granted options to purchase 1,200 shares of Common Stock, subject to vesting over three years, and options to purchase additional shares hereafter are based upon the formula provisions of said Plan. In June 1997, pursuant to the 1995 Plan, the Company granted options to purchase 1,200 shares of Common Stock to each of Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen Ronai, who were elected to serve on the Board of Directors of the Company at the 1997 Annual Meeting of Stockholders.


   1996 Equity Incentive Plan.

     In October 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the "1996 Plan") which provides for the award of up to 1,600,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, restricted stock, performance shares and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company has proposed to increase the number of shares of Common Stock usable pursuant to the 1996 Plan to 2,600,000 shares. See "Item 2: Proposal to Amend the 1996 Equity Incentive Plan" for more detailed information concerning the 1996 Plan.

Stock Option Grants

     The following is a summary of all stock options granted to the Named Executive Officers during 1997. Where applicable, individual grants are listed separately for each Named Executive Officer.


                                                 Individual Grants(1)
                        ----------------------------------------------------------------------
                         No. of Shares          % of Total                                           Potential Realizable
                           Underlying             Options            Exercise                          Value at Assumed
                            Options             Granted to          Price per      Expiration           Annual Rates of
Name                        Granted        Employees in 1997(2)       Share           Date         Stock Price Appreciation
---------------------   ---------------   ----------------------   -----------   -------------         5%           10%
Robert M. Kaufman           100,000                 10.6%           $ 16.125     4/3/07 (3)       $1,014,090      $2,569,910
James M. Clary, III         100,000                 10.6%           $ 16.125     4/3/07 (3)       $1,014,090      $2,569,910
Harold E. Nash, III          35,000                  3.7%           $ 21.000     6/16/07 (4)      $  462,238      $1,171,401
                             45,000                  4.8%           $ 28.625     12/8/07 (5)      $  810,095      $2,052,940
Michael J. Zaccaro           35,000                  3.7%           $ 21.000     6/16/07 (4)      $  462,238      $1,171,401
                             25,000                  2.7%           $ 28.625     12/8/07 (5)      $  450,053      $1,140,522
Marc H. Benson               35,000                  3.7%           $ 21.000     6/16/07 (4)      $  462,238      $1,171,401
                             35,000                  3.7%           $ 28.625     12/8/07 (5)      $  630,074      $1,596,732
James F. Sherman             35,000                  3.7%           $ 21.000     3/1/98 (6)       $  462,238      $1,171,401

------------
(1) There was no grant of stock options in 1997 to Michael J. Doyle.


(2) Based upon aggregate grants of options to purchase 944,200 shares of Common Stock in 1997.


(3) Vesting in one-third increments on each of April 1, 1998, April 1, 1999 and April 1, 2000.


(4) Vesting in one-quarter increments on each of June 16, 1998, June 16, 1999, June 16, 2000 and June 16, 2001.


(5) Vesting in one-third increments on each of December 8, 1998, December 8, 1999 and December 8, 2000.


(6) Mr. Sherman's options expired on March 1, 1998, or 60 days following his resignation from the Company.


Aggregated Stock Option Exercises and Stock Option Values


     There were no options exercised by any of the Named Officers during fiscal 1997. The following table indicates the aggregate value of all unexercised options held by each Named Officer as of December 31, 1997.


                                                                            As of December 31, 1997
                                                     ---------------------------------------------------------------------
                            Shares                         Number of Shares of
                         Acquired on       Value         Common Stock Underlying              Value of Unexercised
                           Exercise      Realized          Unexercised Options               In-the-Money Options(1)
                        -------------   ----------   -------------------------------   -----------------------------------
Name                                                  Exercisable     Unexercisable       Exercisable       Unexercisable
---------------------                                -------------   ---------------   ----------------   ----------------
Robert M. Kaufman               --             --       66,666           83,334           $1,045,823         $1,154,177
James M. Clary, III             --             --       66,666           83,334           $1,045,823         $1,154,177
Harold E. Nash, III             --             --       23,333           91,667           $  437,494         $  495,631
Michael J. Zaccaro              --             --          --            60,000                  --          $  274,375
Marc H. Benson                  --             --       17,466           78,734           $  240,158         $  395,718
Michael J. Doyle(2)         26,802       $344,360       93,198              --            $1,309,342                --
James F. Sherman(3)         20,000       $252,500           (3)              (3)                  (3)                (3)

------------
(1) Value of unexercised, in-the-money options based upon the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1997 of $28.75.

(2) Mr. Doyle resigned from the Company on July 30, 1997.

(3) Mr. Sherman resigned from the Company effective December 31, 1997. Mr. Sherman's option terminated 60 days following his resignation.

Limitation of Liability and Indemnification Agreements

     As permitted by the Delaware General Corporation Law, the Company's Corrected Third Restated Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties.

     The Company's By-Laws provide for the indemnification of directors and officers. In addition, the Company has entered into indemnification agreements with each of its directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, the Company's By-Laws and the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

     The indemnification agreements, like the Company's By-Laws, provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements and the Company's By-Laws, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors, which consists of solely non-employee directors, is responsible for the establishment and administration of the Company's Executive Compensation Program. In addition, the Committee is responsible for granting awards under and administrating the Company's 1991 Plan, 1995 Plan and 1996 Plan.

     The guiding principles of the Compensation Committee in setting compensation for its executive officers and key employees include the alignment of the interests of executive management with those of the Company's shareholders and the establishment of remuneration policies that will allow the Company to compete for and retain individuals with the qualities necessary to contribute to the Company's success. The Committee's objective is to have a significant portion of each executive's compensation package contingent on the Company's operational and, ultimately, financial success. The achievement of individual performance goals is also critical to the Committee's determination of that which constitutes fair compensation. Compensation recommendations are generally made by either the Chairman or the President and are reviewed and approved by the Compensation Committee.

     A key component to each executive officer's total compensation package is long-term equity-based incentive compensation (e.g., stock options). By linking the officer's compensation with the interests of the shareholders, equity-based compensation has the effect of directly rewarding executive officers for the Company's success and stock price appreciation.

     The two key components of compensation for the Company's executive officers are stock options and annual base salary. In fiscal 1997, the Committee approved grants of options to purchase an aggregate of 944,200 shares of Common Stock to all of the employees of Company. The Company's executive officers received options to purchase an aggregate of 445,000 shares of Common Stock, or 47.1% of the total options granted during 1997. Generally, the stock options vest over a period ranging from three to four years, beginning on the first anniversary of the date of grant. The exercise price for such options is equal, in all cases, to the closing price for the Common Stock as listed on the American Stock Exchange on the date of grant. The Committee believes that the three to four year vesting schedule and fair market value pricing encourage the Company's officers to focus on the long-term success of the Company.

     The base salary of the Company's executive officers is based on individual performance, as well as an examination of the compensation of persons similarly situated at the Company's competitors. The yearly evaluation of base salary and bonus payments, if any, is critical to the retention and the attraction of qualified and talented personnel with the ability to contribute to the success of the Company.

                                          Respectfully submitted,

                                          H. Loy Anderson, Jr.
                                          Rev. Bedros Baharian
                                          Robert Cataldo
                                          Stephen E. Ronai

                         SPECIAL PERFORMANCE GRAPH(1)

     The following graph is being presented for informational purposes to supplement the Required Performance Graph set forth below under the heading "Required Performance Graph." Management believes that an appropriate measure of the Company's performance begins in October 1996, when The Standish Care Company, Inc. was acquired in a reverse merger by a group of affiliated corporations (the "CareMatrix Affiliates") controlled by the Company's Chairman and certain of its executive officers. Upon completion of the acquisition, the shareholders of the CareMatrix Affiliates received approximately 92% of the then-outstanding shares of Common Stock, the Company's current management took office and the Company's name was changed to CareMatrix Corporation.

     The Special Performance Graph compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the Company's Peer Group (as defined in Note 2 to the Special Performance Graph below) and the Standard & Poor's Composite 500 Stock Index (the "S&P 500 Index") for the 15-month period commencing October 1, 1996 and ending December 31, 1997.


                        COMPARE CUMULATIVE TOTAL RETURN
                          AMONG CAREMATRIX CORPORATION
                       S&P 500 INDEX AND PEER GROUP INDEX


[Tabular Representation of Line Chart]

            CAREMATRIX CORP.  PEER GROUP INDEX     S&P 500 INDEX
10/1/96           100            100                 100
12/31/96          63.64          92.44               108.34
3/31/97           89.09          96.36               111.24
6/30/97           119.7          124.76              130.66
9/30/97           123.03         133.35              140.45
12/31/97          139.39         148.56              144.48

                    ASSUMES $100 INVESTED ON OCTOBER 1, 1996
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1997


------------
(1) Assumes that the value of an investment in shares of the Company's Common Stock, the S&P 500 Index and the Peer Group was $100 on October 1, 1996.

(2) The Company's Peer Group is defined as Alternative Living Services, Inc., Assisted Living Concepts, Inc., Atria Communities, Inc. Emeritus Corp., Forum Retirement Partners, L.P., Kapson Senior Quarters, Karrington Health, Inc. and Sunrise Assisted Living, Inc.

                         REQUIRED PERFORMANCE GRAPH(1)

     The following graph, as required by the Securities Exchange Act of 1934, compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the Company's Peer Group (as defined in Note 2 to the Required Performance Graph below) and the S&P 500 Index for the five-year period commencing December 31, 1992 and ending December 31, 1997.


                        COMPARE CUMULATIVE TOTAL RETURN
                          AMONG CAREMATRIX CORPORATION
                       S&P 500 INDEX AND PEER GROUP INDEX


[Tabular Representation of Line Chart]

           CAREMATRIX CORP.    PEER GROUP INDEX     S&P 500 INDEX

12/31/92       100                 100                  100
12/31/93       121.13              390                  110.08
12/31/94       52.11               400                  111.54
12/31/95       92.96               544.7                153.45
12/31/96       59.15               636.63               188.69
12/31/97       129.58              976.44               251.64

                   ASSUMES $100 INVESTED IN DECEMBER 31, 1992
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1997


------------
(1) Assumes that the value of an investment in shares of the Company's Common Stock, the S&P 500 Index and the Peer Group was $100 on December 31, 1992.


(2) The Company's Peer Group is defined as Alternative Living Services, Inc., Assisted Living Concepts, Inc., Atria Communities, Inc. Emeritus Corp., Forum Retirement Partners, L.P., Kapson Senior Quarters, Karrington Health, Inc. and Sunrise Assisted Living, Inc.

                                    ITEM 2.

               PROPOSAL TO AMEND THE 1996 EQUITY INCENTIVE PLAN

     In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability. The Company's 1996 Equity Incentive Plan (the "1996 Plan") currently provides for the award of up to 1,600,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), restricted stock, performance shares and stock appreciation rights. Currently, approximately 800 employees of the Company are eligible to participate in the 1996 Plan. As of April 30, 1998, options to purchase 1,482,400 shares of Common Stock were outstanding under the 1996 Plan and 986 shares were available for future grant. The closing price of the Company's Common Stock on April 29, 1998 was $26.875.

     In Item 2 of the Notice of Meeting, the Board of Directors proposes to amend the 1996 Plan in order to increase the number of shares of Common Stock available for issuance under the 1996 Plan to 2,600,000 shares. The following is a summary of the material provisions of the 1996 Plan.

Eligibility

     All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company currently has approximately 800 employees, consultants and directors who are eligible to participate in the 1996 Plan.

Administration

     The 1996 Plan is administered by the Compensation Committee which determines (i) who shall receive awards from those who are eligible to participate in the 1996 Plan, (ii) the type of award to be made, (iii) the number of shares of Common Stock which may be acquired pursuant to the award and
(iv) the specific terms and conditions of each award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the awards or their exercise. The Board of Directors, at its discretion, may assume administration of the 1996 Plan.

     Each award may be made alone, in addition to, or in relation to any other award. The terms of each award need not be identical, and the Compensation Committee need not treat participants uniformly. Except as otherwise provided by the 1996 Plan or a particular award, any determination with respect to an award may be made by the Compensation Committee at the time of award or at any time thereafter. The Compensation Committee determines whether awards are settled in whole or in part in cash, Common Stock, other securities of the Company, awards or other property. The Compensation Committee may permit a participant to defer all or any portion of a payment under the 1996 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all awards become fully exercisable and realizable.

     The Compensation Committee may amend, modify or terminate any outstanding award, including substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a NSO, if the participant consents to such action, or if the Compensation Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1996 Plan after September 1, 2006, but outstanding awards may extend beyond such date.

Stock Available for Awards

     The 1996 Plan currently provides for the award for up to 1,600,000 shares of Common Stock. The number of shares of Common Stock issuable pursuant to the 1996 Plan may not be changed except by approval of the stockholders. However, in the event that the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the 1996 Plan, the Compensation Committee may adjust equitably the number and kind of shares of stock or securities in respect of which awards may be made under the 1996 Plan, the number and kind of shares subject to outstanding awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding award. In addition, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all awards which are not then fully exercisable or realizable become so. Common Stock subject to awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1996 Plan will be available for future awards under the 1996 Plan. Both treasury shares and authorized but unissued shares may be used to satisfy awards under the 1996 Plan.

     The 1996 Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

     The maximum number of shares of Common Stock that could be awarded to any employee in any one year is 120,000 shares.


Stock Options

     The Compensation Committee may award two types of options: ISOs, which qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and NSOs that do not qualify for special federal income tax treatment under the Code. The Compensation Committee may also determine the number of shares to be covered by each option, the option price therefor, the term of the option, and the other conditions and limitations applicable to the exercise of the option. As required by the Code, the option price per share of Common Stock purchasable under an ISO may not be less than the fair market value of the Common Stock on the date of award. The option price per share of Common Stock purchasable under a NSO will be determined by the Compensation Committee and may be less than, equal to or greater than the fair market value of the Common Stock on the date of award. The 1996 Plan provides that the option price may not be granted at a price less than fair market value, with exceptions of (i) discounts providing for an exercise price in excess of 85% of fair market value which are granted upon approval of the Committee in lieu of a reasonable amount of salary or cash bonus and (ii) options to purchase less than 10% of the shares authorized to be issued under the 1996 Plan. Options may be exercisable for not more than ten years after the date the option is awarded in the case of ISOs and ten years and one day after the date the option is awarded in the case of NSO. The Compensation Committee may at any time accelerate the exercisability of all or any portion of any option.

     For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the option. Correspondingly, no deduction is allowed to the Company for federal income tax purposes upon either the grant or the exercise of an ISO.

     If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of the exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction for federal income tax purposes. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

     "Alternative minimum taxable income" in excess of the taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates of up to 28% on individuals and is payable to the extent it exceeds regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired upon exercise of an ISO generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes. In addition, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual during a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through the exercise of an ISO.

     Under the Code, a person who is granted a NSO will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's tax basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a NSO is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company timely complies with certain reporting requirements. When the optionee disposes of such shares he or she will recognize capital gain or loss.


Stock Appreciation Rights

     A stock appreciation right ("SAR") entitles the participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or, if the Compensation Committee shall so determine at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the option price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. Subject to the provisions of the 1996 Plan, the Compensation Committee may award SARs in tandem with a Non-Qualified Stock Option (at or after the award of the option), or alone and unrelated to an option and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SARs are exercised. Generally, SARs granted in tandem with an option will be exercisable at such time or times, and only to the extent that, a related option is exercisable, and shall not be transferable except to the extent that a related option is transferable.

     No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised or when a participant receives payment in cancellation of an option, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such participant, provided the Company withholds and deducts to the extent required by then applicable law.


Performance Shares

     A performance share ("Performance Share") entitles a participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the 1996 Plan, the Compensation Committee may award Performance Shares and determine the performance goals applicable to each such award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle, and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the fair market value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Compensation Committee, on the date the Compensation Committee determines that the Performance Share has been earned. The Compensation Committee will determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or awards. All awards of Performance Shares expressly indicate that they are awarded in lieu of cash.

     No income will be recognized by a recipient in connection with the grant of Performance Shares. When a recipient receives a Performance Share, the recipient will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Common Stock or other property received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such recipient, provided the Company timely complies with certain reporting requirements.


Restricted Stock

     An award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price per share equal to or less than par value, subject to such conditions and restrictions as the Compensation Committee shall determine, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the 1996 Plan, the Compensation Committee may award shares of Restricted Stock and determine the purchase price therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. The duration of the restricted period shall be at least one year in the case of restrictions conditioned upon specified performance levels and at least three years in the case of restrictions conditioned solely upon the passage of time, except with respect to shares of Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. The Compensation Committee may not modify or waive the restrictions with respect to any Restricted Stock except for Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to restrictions on transferability and Company repurchase rights or forfeiture conditions and subject to any other conditions contained in the award.

     A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. A recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock, however, will recognize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares, except that the amount, if any, actually paid for the shares will be a capital loss. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the forfeiture period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

Section 162(m) of the Code

     Section 162(m) provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the 1996 Plan, are met. Further, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.

     Future awards under the 1996 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the 1996 Plan.

Board Recommendation

     The Board of Directors believes that approval of the amendment to the 1996 Plan is in the best interests of the Company and its shareholders and recommends a vote "FOR" the proposal contained in Item 2 of the Notice of Meeting.

                             CERTAIN TRANSACTIONS

     As used herein, "Chancellor" or a "Chancellor Entity" is Chancellor Senior Housing Group, Inc. or a company in which Abraham D. Gosman has an ownership interest in excess of 90%. The Company provides and will continue to provide development, management and other services in connection with the establishment of assisted living facilities, skilled nursing facilities and other health care facilities to or for the benefit of Chancellor, which will be the owner of the new facilities. In addition to Mr. Gosman, certain members of the Company's senior management also have an ownership interest in Chancellor.


     On September 1, 1996, the Company and a Chancellor Entity entered into a Development and Turnkey Services Agreement (the "Global Services Agreement") in connection with the development and management of assisted living, supportive independent living and skilled nursing/rehabilitation facilities by the Company for certain existing and future Chancellor Entities. Upon the completion of all necessary due diligence and satisfaction of all material contingencies (with the exception of the receipt of final, non-appealable zoning approvals for the facility to be developed), the parties expect to enter into a development agreement, the form of which is attached to the Global Services Agreement (the "Global Development Agreement"), prior to the commencement of construction of the facility. The Global Development Agreement provides for a development fee that the Company expects will range between 4% and 7% of total project costs, depending on the individual transaction and determined on the date of signing. At least six months prior to completion of the construction of a facility, and pursuant to the Global Development Agreement, the parties will enter into a management agreement, the form of which is attached to the Global Development Agreement (the "Global Management Agreement"), pursuant to which the Company earns and expects to earn a management fee equal to approximately 5% of gross revenues. Generally, each Global Management Agreement has and will have a 10 year term. Each Global Management Agreement is expected to contain an option granting the Company the right to lease each facility at a fair market value rental to be a negotiated percentage of total project costs determined on the date of execution (the "Lease Option"). The Lease Option generally will have an initial 10 year term and may also include three to four five-year fair market value renewal options. The Lease Option will contain an option to purchase the facility at a price equal to the lesser of (a) the then fair market value of the facility minus the component of the fair market value of the facility attributable to any capital additions paid for by the Company and (b) the total project cost of the facility multiplied by the sum of 1 plus 50% of a fraction, the numerator of which is the consumer price index in effect on the purchase option date less the consumer price index in effect on the commencement date of the lease and the denominator of which is the consumer price index in effect on the commencement date of the lease. The Company also expects that, to the extent solely development or solely management opportunities present themselves with such Chancellor Entities, it will utilize the Global Development Agreement or the Global Management Agreement on a stand alone basis.


     Between March 1997 and December 1997, the Company entered into Global Development Agreements with 19 separate Chancellor Entities with respect to the development of assisted living facilities located in Connecticut (Darien, Easton, Ridgefield and Westport), Florida (Altamonte Springs, Bonita Springs, Boynton Beach, Clearwater, Deerfield Beach, Jensen Beach, Lauderhill, Naples, Plantation and Tamarac), Georgia (Atlanta and Roswell), Indiana (Merrillville), Maine (Cape Elizabeth and Saco), Maryland (Ellicott City and Greenbelt), Massachusetts (East Longmeadow), New Jersey (Livingston, Middletown, Pennington and Watchung), New York (Bayport, Dix Hills, Great Neck, Islandia and Upper Nyack), North Carolina (Durham and Pineville) and Pennsylvania (Philadelphia and Upper Providence). For the year ended December 31, 1997, the Company recognized approximately $11.8 million in development fee revenue from development agreements with Chancellor Entities.

     Between March 1997 and December 1997, the Company entered into Global Management Agreements with 16 separate Chancellor Entities for the management of facilities located in Connecticut (Easton and Ridgefield), Florida (Bonita Springs, Boynton Beach, Deerfield Beach, Jensen Beach and Naples), Georgia (Roswell), Indiana (Merrillville), Maryland (Ellicott City), New Jersey (Park Ridge and Princeton), New York (Great Neck), Nevada (Las Vegas), North Carolina (Durham and Pineville), Pennsylvania (Philadelphia) and Texas (Houston). For the year ended December 31, 1997, the Company recognized approximately $4.8 million in management fee revenue resulting from various management services performed for Chancellor Entities.

     On January 1, 1997, pursuant to an Assignment Agreement, a Chancellor Entity assigned to the Company the Global Management Agreement relating to a facility located in Ridgefield, Connecticut.

     In connection with a previously negotiated financing arrangement among the Company, Chancellor and Health Care REIT, Inc., the Company issued to Health Care REIT, Inc. two warrants, one dated August 22, 1997 to purchase an aggregate of 11,131 shares of Common Stock at an exercise price of $16.55 per share, and one dated September 18, 1997 to purchase an aggregate of 3,677 shares of Common Stock at an exercise price of $16.55 per share. Both of such warrants were immediately exercisable.

     On June 2, 1997, the Company entered into a lease with Chancellor with respect to the property located in Needham, Massachusetts. The lease has an initial term of 10 year and three 5-year options. The rent during the initial term is equal to the greater of (a) Chancellor's debt service or (b) $169,214. Rent during the extension terms equals the greater of (i) Chancellor's debt service, (ii) fair market rental value or (iii) the rent in effect during the immediately preceding period.

     In July 1997, the Company entered into a management/lease contract with a Chancellor Entity for a senior living facility in Palm Beach, Florida. Under the terms of the agreement, the Company is not required to make a lease payment until the facility achieves certain financial performance measures. No lease payments were made in 1997.

     On August 20, 1997, the Company entered into a lease with a Chancellor Entity with respect to the property located in Dedham, Massachusetts. The lease has an initial term of 10 year and three 5-year options. The rent during the initial term is equal to Chancellor's debt service. Rent during the extension terms equals the greater of (i) Chancellor's debt service, (ii) fair market rental value or (iii) the rent in effect during the immediately preceding period. The Company had been managing the facility prior to August 1997.

     During 1997, the Company entered into two additional leases with Chancellor Entities. The lease terms are generally for 15 year periods plus renewal options. The Company had been managing one of these facilities. In connection with certain of these leases, the Company paid $1.8 million to a Chancellor Entity for the lease rights and paid $3.8 million to another Chancellor Entity as a lease deposit.

     During 1997, Chancellor reimbursed the Company for services provided by certain of the Company's executive officers and other employees in the amount of approximately $925,000 in connection with the development of projects by the Company and Chancellor. The value of such services was determined based upon the commitment of time by the applicable employee to Chancellor projects relative to such employee's annual base salary paid by the Company.

     In 1997, the Company purchased from a Chancellor Entity, for $2.1 million, a subordinated loan related to a facility that it managed for another Chancellor Entity. The loan has a face value of $2.4 million, bears interest at 8.5% and matures November 2024. Payment of accrued interest on the note is subordinated to the facility achieving certain financial performance measures.

     The Company also subleases a portion of its principal office space in Needham, Massachusetts to Meditrust, a publicly traded real estate investment trust of which Abraham D. Gosman is the Chairman of the Board and Chief Executive Officer, for annual rental payments equal to $179,256.

     In April 1997, the Company entered into an agreement with PhyMatrix Corp. ("PhyMatrix") relating to the reimbursement of any fees or expenses incurred in connection with the utilization of the services or property of the respective companies. Abraham D. Gosman is the Chairman and Chief Executive Officer of PhyMatrix and is also the beneficial owner of approximately 24.6% of the outstanding shares of PhyMatrix common stock.

     It is the general policy of the Company not to enter into any transaction, or amend in a manner adverse to the Company any existing transaction, in which an affiliate of the Company has a material interest, unless a majority of the disinterested directors approve the terms thereof.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1998 (except where otherwise indicated), certain information regarding the beneficial ownership of shares of Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each director and each director nominee, (iii) by each of the Named Executive Officers of the Company, and (iv) by all current directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:


                                                       Shares of Common Stock
                                                       Beneficially Owned(1)
                                                    ----------------------------
Name of Beneficial Owner                               Number      Percentage(2)
-------------------------------------------------   -----------   --------------
Abraham D. Gosman(3) ............................    7,739,515          43.8%
Andrew D. Gosman(4) .............................    1,527,309           8.7%
Michael M. Gosman(4) ............................    1,527,309           8.7%
FMR Corp.(5) ....................................    2,096,606          11.9%
Marsh & McLennan Companies, Inc.(6) .............    1,980,882          11.3%
Robert M. Kaufman(7) ............................      266,666           1.5%
James M. Clary, III(8) ..........................      267,166           1.5%
Michael J. Zaccaro ..............................      148,010             *
Harold E. Nash, III(9) ..........................       23,733             *
Michael J. Doyle(10) ............................       65,860             *
James F. Sherman(11) ............................       23,000             *
Marc H. Benson(12) ..............................        8,750             *
Donald J. Amaral(13) ............................          400             *
H. Loy Anderson, Jr.(13) ........................          510             *
Bedros Baharian(13) .............................       20,400             *
Robert Cataldo(13) ..............................          400             *
Stephen E. Ronai(13) ............................        1,400             *
All directors and executive officers as a group
 (13 persons including certain of the above-named
 individuals) ...................................    8,476,950          47.5%

------------
* Less than 1%

 (1) Includes shares which may be acquired within 60 days of March 31, 1998 pursuant to the exercise or conversion of outstanding options, warrants and convertible securities of the Company.

 (2) Percentages shown are based on 17,592,839 shares of Common Stock outstanding as of April 30, 1998, plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise or conversion of outstanding options, warrants and convertible securities of the Company held by such holder which are exercisable or convertible within 60 days from March 31, 1998, after anti-dilution adjustments in respect of such holders.

 (3) Consists of (i) 4,578,503 shares of Common Stock held of record by Chancellor Partners Limited Partnership I ("CPLP I"), (ii) 3,069,250 shares of Common Stock held of record by Chancellor Partners Limited Partnership II ("CPLP II"), and (iii) a warrant to purchase 91,761 shares of Common Stock, which is currently exercisable. Mr. Gosman is the sole shareholder of CLP, Inc., which is the sole general partner of each of CPLP I and CPLP II. As general partner of CPLP I, CLP, Inc. has sole voting and dispositive power over the shares held by such partnership. As general partner of CPLP II, CLP, Inc. has sole dispositive power over the shares held by such partnership, but CPLP II's sole limited partner, Chancellor Partners Business Trust (of which Andrew and Michael Gosman are trustees and shareholders) has sole dispositive power over such shares. Mr. Gosman's business address is 197 First Avenue, Needham, MA 02194.

 (4) CPLP II, the sole limited partner of which is Chancellor Partners Business Trust ("CPBT"), is the record owner of 3,069,250 shares of Common Stock. Pursuant to the terms of the partnership agreement of CPLP II, CPBT has sole voting power over all of such shares. Pursuant to the terms of CPBT's declaration of trust, each of Andrew D. Gosman and Michael M. Gosman, which are CPBT's sole trustees and shareholders, have voting power with respect to one-half of the shares held by CPLP II, or 1,527,309 shares. Andrew D. Gosman and Michael M. Gosman's business address is 197 First Avenue, Needham, MA 02194.

 (5) Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,088,506 or 11.9% of the Common Stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of Common Stock owned by the investment companies at December 31, 1997 include 93,506 shares of common stock resulting from the assumed conversion of $2,700,000 principal amount of CareMatrix 6.25% Convertible Subordinated Notes due 2004. The ownership of one investment company, Fidelity Magellan Fund, amounted to 899,100 shares or 5.1% of the common stock outstanding. Fidelity Magellan Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d ("Johnson") and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 2,088,506 shares owned by the Funds. Neither FMR Corp. nor Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109. The foregoing information is based upon Amendment No. 1 to Schedule 13G filed by FMR Corp. et al. with the Commission on February 2, 1998.

 (6) Putnam Investments, Inc. ("PI"), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds (including the Putnam New Opportunities Fund ("PNOF")) and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. M&MC's address is One Post Office Square, Boston, MA 02109. The foregoing is based upon the
     Schedule 13G, as amended, filed with the Commission on January 22, 1998 by M&MC, PI, PIM, PAC and PNOF.

 (7) Includes 66,666 shares of Common Stock which Mr. Kaufman has the right to acquire upon the exercise of stock options.

 (8) Includes (i) 200,500 shares of Common Stock held of record by Mr. Clary's wife, who has sole voting and investment power over such shares, and (ii) 66,666 shares of Common Stock which Mr. Clary has the right to acquire upon the exercise of stock options.

 (9) Includes 23,333 shares of Common Stock which Mr. Nash has the right to acquire upon the exercise of stock options.

(10) Information is based upon stock option information maintained by the Company and upon Mr. Doyle's Form 4 for May 1997, the last report filed by Mr. Doyle pursuant to Section 16 of the Exchange Act following his resignation. Consists of (i) 15,194 shares held by Mr. Doyle directly,
     (ii) 7,136 shares held by his wife, (iii) an aggregated of 8,332 shares held in trust for his son and daughter and (iv) 35,198 upon the exercise of immediately exercisable stock options.

(11) Information is based upon Mr. Sherman's Form 4 for December 1997, the last report filed by Mr. Sherman pursuant to Section 16 of the Exchange Act following his resignation effective December 31, 1997.

(12) Includes 8,750 shares of Common Stock which Mr. Benson has the right to acquire upon the exercise of stock options.

(13) Includes 400 shares of Common Stock which each of Rev. Baharian and Messrs. Amaral, Anderson, Cataldo and Ronai has the right to acquire upon the exercise of stock options.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by January 2, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.


                   ANNUAL REPORT AND INDEPENDENT ACCOUNTANTS

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, including financial statements and the report of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") thereon, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 30, 1998. The Board of Directors has selected Coopers & Lybrand as the Company's independent accountants for the current fiscal year. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.



                                          By Order of the Board of Directors,

                                          James M. Clary, III
                                          Secretary


May 13, 1998

PROXY                                                                    PROXY
                            CAREMATRIX CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 22, 1998

  The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Abraham D. Gosman, Robert M. Kaufman and James M. Clary, III, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of CareMatrix Corporation to be held June 22, 1998, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of CareMatrix Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

  The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. This Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the amendment to the Company's 1996 Equity Incentive Plan.

Please mark vote as in this example. [X]
1. For the election of all nominees listed below (except as otherwise indicated).

Nominees: Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman,
Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai

[ ] FOR all nominees    [ ] WITHHOLD from all nominees
[ ] FOR all nominees, except those listed on the line below.

--------------------------------------------------------------------------------
(CONTINUED ON REVERSE SIDE)

2. For the amendment of the Company's 1996 Equity Incentive Plan.

        [ ] FOR the amendment  [ ] AGAINST the amendment  [ ] ABSTAIN


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Mark here for address change and note below. [ ]

     Signature ------------------------------------------      Date ---------

     Signature ------------------------------------------      Date ---------


In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.